FOURTH LEASE MODIFICATION AGREEMENT

AGREEMENT made as of April 1, 1981 between 60 EAST 42ND ST. ASSOCIATES, a co-partnership having its office at 60 East 42nd Street, New York, New York (hereinafter called "Landlord) and LINCOLN BUILDING ASSOCIATES., a co-partnership, having its office at 60 East 42nd Street, New York, New York (hereinafter called 'Tenant")

W I T N E S S E T H:

WHEREAS, the parties entered into an agreement of lease dated October 1, 1958, whereby Landlord leased to Tenant, and Tenant hired that certain parcel of real property, with the buildings and improvements thereon, known as and by the street numbers 60 East 42nd Street and 301 Madison Avenue, New York, New York, together with the fixtures, chattels and articles of personal property used in connection with said premises; and

WHEREAS, the lease was modified by agreements dated January 1, 1964, as of January 1, 1977, and as of April 1, 1979 (which lease, as so modified, is hereinafter called the "Lease'); and

WHEREAS, Landlord and Tenant wish to further modify the Lease.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree that the Lease shall be and is hereby modified in the manner hereinafter set forth:

1. Paragraph 2A(ii) of the Lease shall be deemed deleted in its entirety and the following substituted in its place and stead:

"(ii) Commencing April 1, 1981, Tenant covenants to pay, in equal monthly installments of $150,769.32 each, in advance, on the first day of each month during the term of this Lease, and any renewal term of this Lease, a basic rent (hereinafter called "Basic Rent") at an annual rate of ONE MILLION EIGHT HUNDRED NINE THOUSAND TWO HUNDRED THIRTY-ONE DOLLARS AND 84/100 ($1,809,231.84), said amount being equal to the sum of the current mortgage charges plus $24,000."

2. Paragraph 30 of the Lease shall be revised to read as follows:

"30. For the purpose of this Paragraph 30, the term 'First Mortgage' shall mean any first fee mortgage to which this Lease is subordinate under the provisions of Paragraph 13 of this Lease and the term 'refinancing' shall include any consolidation, modification, renewal, extension or replacement of any First Mortgage made subsequent to April 1, 1979. In the event that there shall be one or more refinancings of any First Mortgage, for the period prior to the full liquidation of the Mortgage, the Basic Rent will be modified to equal the sum of TWENTY-FOUR THOUSAND DOLLARS ($24,000.00) plus an amount equal to the product of (A) the new debt service percentage rate under such refinanced First Mortgage multiplied by (B) the principal balance of the First Mortgage immediately prior to each such refinancing.

"The following illustrates the intention of the parties hereto as to the computation of the aforementioned adjustment of the Basic Rent:

"Assuming a refinancing of the First Mortgage and the principal balance of the First Mortgage were increased from $12,293,973 to $15,000,000 and the new annual debt service requirements were $1,650,000 or at the rate of 11% of that new principal balance, that portion of the Basic Rent relating to mortgage charges would be increased to $1,352,337, 11% of the balance immediately prior to such refinancing. The balance of the charges on the First Mortgage or $297,663 would be paid by Landlord from Additional Rent and Landlord would retain the full net proceeds of such refinancing.

"In the event of subsequent refinancings of the First Mortgage, the principal balance referred to in (B) above, shall be reduced by the amount of mortgage amortization payable from Basic Rent subsequent to the first refinancing of the First Mortgage."

4. Except as herein modified, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

5. This Fourth Lease Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written,

60 EAST 42ND ST. ASSOCIATES

By: /s/ Alvin Lane Partner

LINCOLN BUILDING ASSOCIATES

By: /s/ Peter L. Malkin

Partner